Annual Shareholder Meeting Results:

The Fund held its annual meetings of shareholders on July 31, 2012. Common/Preferred shareholders voted as indicated below:

                                                                   Withheld
                                          Affirmative              Authority
Election of Bradford K. Gallagher
Class II to serve until 2013              49,373,282               3,830,222

Election of Deborah A. DeCotis
Class II to serve until 2013              49,362,671               3,840,831

Re-election of William B. Ogden, IV
Class I to serve until 2015               49,450,474               3,753,028

Re-election of Alan Rappaport+                     9++                     0++

Election of Neal P. Goldman+
Class I to serve until 2015                    4,383                       7

The other members of the Board of Trustees at the time of the meeting, namely, Messrs. Hans W. Kertess, James A.Jacobson+ and John C. Maney +++ continue to serve as Trustees.

+ Preferred Shares Trustee
++ Trustee was not elected by shareholders at the annual meeting.
+++ Interested Trustee